Exhibit 8.2

Advocaten Notarissen Belastingadviseurs

To ARYA Sciences Acquisition Corp. c/o Perceptive Advisors 51 Astor Place, 10th Floor New York, New York 10003	Claude Debussylaan 80 P.O. Box 75084 1070 AB Amsterdam

T +31 20 577 1771 F +31 20 577 1775

Date 9 June 2020 Our ref. G14264132/1/N/	Wiebe Dijkstra E wiebe.dijkstra@debrauw.com T +31 20 577 1031 (direct) T +31 20 577 1515 (secretary) F +31 20 577 1775

Re:

Dear Sir/Madam,

Registration of ordinary shares in the Issuer

1	INTRODUCTION

I am acting as Dutch tax adviser to ARYA Sciences Acquisition Corp. in connection with the Registration.

Certain terms used in this opinion are defined in the Annex (Definitions).

2	DUTCH LAW

This opinion is limited to Dutch law in effect on the date of the opinion. This opinion, and all terms used in it, should be construed in accordance with Dutch law.

3	SCOPE OF INQUIRY

I have examined the following document:

(a)	a copy of the Registration Statement.

De Brauw Blackstone Westbroek N.V., Amsterdam, is registered with the Trade Register in the Netherlands under no. 27171912.

All services and other work are carried out under an agreement of instruction (“overeenkomst van opdracht”) with De Brauw Blackstone Westbroek N.V. The agreement is subject to the General Conditions, which have been filed with the register of the District Court in Amsterdam and contain a limitation of liability.

Client account notaries ING Bank IBAN NL83INGB0693213876 BIC INGBNL2A.

4	ASSUMPTIONS

I have made the following assumptions:

(a)	Each copied document conforms to the original and each original is genuine and complete.

(b)	The Registration Statement has been or will be filed with the SEC in the form referred to in this opinion.

(c)	The Public Warrant Terms will be equivalent to the ARYA Public Warrant Terms.

(d)	Any reference in the statements referred to under paragraph 5.1 to any view by another person, including the Issuer, is the view of that person.

5	OPINION

Based on the document referred to and assumptions made in paragraphs 3 and 4, and subject to any matters not disclosed to me, I am of the following opinion:

5.1	The statements in the Prospectus under the heading “Material Dutch Tax Considerations”, to the extent that they are statements about Dutch Tax law, are the opinion of De Brauw.

6	RELIANCE

6.1

This opinion is an exhibit to the Registration Statement and may be relied upon for the purpose of the Registration. It may not be supplied, and its contents or existence may not be disclosed, to any person other than as an exhibit to (and therefore together with) the Registration Statement and may not be relied upon for any purpose other than the Registration.

6.2

Each person accepting this opinion agrees, in so accepting, that only De Brauw will have any liability in connection with this opinion, that the agreement in this paragraph 6.2 and all liability and other matters relating to this opinion will be governed exclusively by Dutch law and that the Dutch courts will have exclusive jurisdiction to settle any dispute relating to this opinion.

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6.3	The Issuer may:

(i)	file this opinion as an exhibit to the Registration Statement; and

(ii)	refer to De Brauw giving this opinion in the Exhibit Index under 8.1 in the Registration Statement.

The previous sentence is no admittance from me (or De Brauw) that I am (or De Brauw is) in the category of persons whose consent for the filing and reference as set out in that sentence is required under Section 7 of the Securities Act or any rules or regulations of the SEC issued under it.

Yours sincerely, /s/ De Brauw Blackstone Westbroek N.V. De Brauw Blackstone Westbroek N.V.

Wiebe Dijkstra

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Annex – Definitions

In this opinion:

“ARYA Public Warrant Terms” means the terms as set forth in the Amended and Restated Warrant Agreement dated 19 November 2018, as attached as Exhibit 10.3 to form 10-Q in relation to ARYA Sciences Acquisition Corp. (registration no 001-38688 filed with the SEC on 19 November 2018).

“De Brauw” means De Brauw Blackstone Westbroek N.V.

“Conversion” means the execution of the notarial deed of conversion and amendment of the articles of association, providing for the conversion of the Issuer into a limited liability company and amendment of the articles of association in accordance with Annex D to the Registration Statement, substantially in the form filed with the SEC on 5 June 2020;

“Dutch law” means the law directly applicable in the Netherlands.

“Dutch Tax” means any tax of any nature levied by or on behalf of the Netherlands or any of its subdivisions or taxing authorities.

“Issuer” means Immatics B.V., a private company with limited liability with seat in Amsterdam, the Netherlands, which upon the Conversion will convert into a public company with limited liability, named Immatics N.V., with seat in Amsterdam, the Netherlands, Trade Register number 77595726.

“Prospectus” means the prospectus included in the Registration Statement.

“Public Warrant Terms” means the terms applicable to the public warrants to be newly issued by the Issuer to be registered with the SEC pursuant to the Registration.

“Registration” means the registration of the Registration Shares with the SEC under the Securities Act.

“Registration Shares” means the newly to be issued ordinary shares (gewone aandelen), nominal amount of EUR 0.01 each, in the capital of the Issuer, to be registered with the SEC pursuant to the Registration.

“Registration Statement” means the registration statement on form F-4 (registration no 333-237702 initially filed with the SEC on 16 April 2020) in relation to the Registration, as amended (excluding any documents incorporated by reference in it and any exhibits to it).

“SEC” means the U.S. Securities and Exchange Commission.

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“Securities Act” means the U.S. Securities Act of 1933, as amended.

“the Netherlands” means the part of the Kingdom of the Netherlands located in Europe.

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